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Xcel Energy names Amanda Rome executive VP and general counsel, as Scott Wilensky retires

Minneapolis (April 28, 2020) - Xcel Energy has named Amanda Rome executive vice president and general counsel, effective June 1, as Scott Wilensky who has held the position since 2011, announces his retirement.

Rome has been with the company for five years and currently serves as vice president and deputy general counsel for the Regulatory and Commercial groups at Xcel Energy.

“Xcel Energy has a strong focus on succession planning, and we are thrilled to have Amanda move into this role on the executive team,” said Ben Fowke, chairman and CEO of Xcel Energy. “She has been instrumental to our success in our Steel for Fuel strategy, the nation’s largest multi-state wind energy expansion.”

Prior to joining Xcel Energy, Rome developed a strong track record in regulation and commercial litigation, spending 10 years in private practice at the law firms Winston and Strawn, as well as at Faegre Baker Daniel.

During her tenure at Xcel Energy Rome helped lead the process to win regulatory approval for greatly increasing the company’s wind energy portfolio in the Upper Midwest, along with the purchase of a biomass plant in Benson, Minnesota, which saves customers 2% on their energy bills.

Scott Wilensky will be retiring after 21 years with Xcel Energy.

“I want to extend my deep thanks to Scott for his two decades of service to the company,” Fowke said. “He has been a tremendous asset and an advocate for Xcel Energy. His contributions have benefited our customers, communities, employees and other stakeholders. We wish him well as he moves on to his next chapter.”

Wilensky will stay on through June 30, 2020 to help with the transition.
About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.